Exhibit 99.1

FOR:                      AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:           Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:                      KM/KCSA  - Investor Relations
CONTACT:          Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

Jeff Corbin / Marybeth Csaby
212-896-1214 / 212-896-1236
jcorbin@kcsa.com / mcsaby@kcsa.com

FOR:                      PM-PR Media consultants
CONTACT:          Zeev Feiner
011-972-50-790-7890
z@pm-pr.com

AMPAL-AMERICAN ISRAEL CORPORATION TO SELL 012 SMILE TO PARTNER
COMMUNICATIONS

Tel Aviv, Israel – October 13, 2010 - Ampal-American Israel Corporation (NASDAQ; TASE: AMPL) announced today that its indirect wholly owned subsidiary Merhav-Ampal Energy Ltd. ("Merhav-Ampal") entered today into a definitive share purchase agreement to sell all of the outstanding shares of 012 Smile Telecom Ltd. ("012 Smile"), a wholly owned subsidiary of Merhav-Ampal , to Partner Communications Company Ltd. (NASDAQ: PTNR) for a purchase price of approximately 692 million New Israeli Shekels ("NIS"), or $191 million, of which approximately NIS 42 million, or $11.6 million, are to be paid by way of 012 Smile assigning payments due from a third party. As part of the transaction, Partner has also agreed to assume approximately NIS 800 million, or $221.6 million, of long-term debt, which brings the total transaction value to a total of approximately NIS 1.492 billion, or $412 million.

The transaction, which is expected to close in 2-3 months, is subject to customary closing conditions, including the regulatory approvals of the Israeli Ministry of Communications and the Israeli Antitrust Commissioner. However, it is not subject to a financing condition.

As a result of the sale, Ampal expects to record a gain before tax of approximately 310.2 Million NIS, or approximately $85.7 Million.

Commenting on the sale, Mr. Yosef A. Maiman, Chairman, President and Chief Executive Officer of Ampal, said: "012 is one of the major pillars of the Israeli telecommunication market, with a strong business which provides a steady cash flow and holds many diverse growth opportunities. Nevertheless, the sale of 012, at a substantial gain to Ampal, is undoubtedly beneficial both to Ampal and its shareholders. Through this transaction we were able to create, in a relatively short period of time, substantial value and cash flow which will further strengthen Ampal's balance sheet. This will allow Ampal to continue its own growth in the Chemical and Energy sectors and its explorations in other possible investment areas, all in accordance with Ampal's vision and goals."

Mr. Maiman added that "The purchase of 012 by Partner and the potential growth of 012 due to the purchase will surely benefit the Israeli telecommunication market, including the Israeli end-user."

Ampal's management will be hosting conference calls to discuss the 012 transaction tomorrow, October 14th.
The Hebrew call will take place at 16:30 Israel time (10:30 AM ET)
To access the conference call, participants are welcome to use the following access number: +972-3-9180609
The English call will take place at 17:30 Israel time (11:30 AM ET)
To access the conference call, participants are welcome to use the following access number:
US dial in number - 1-888-668-9141
UK and Europe Dial in number - 0-800-917-5108
Israel and International Dial in number - + 972-3-9180610
A replay of the calls will be available on Ampal’s web site (www.ampal.com) approximately three hours after both conference calls are completed.

About Ampal:
Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. Ampal is seeking opportunistic situations in a variety of industries, with a focus on energy, chemicals, communications and related sectors. Ampal’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

About Partner:
Partner is a leading Israeli provider of telecommunications services (cellular, fixed-line telephony and internet services) under the orange™ brand. Partner provides mobile communications services to over 3 million subscribers in Israel. Partner’s ADSs are quoted on the NASDAQ Global Select Market™ and its shares are traded on the Tel Aviv Stock Exchange (NASDAQ and TASE: PTNR).

Safe Harbor Statement
Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.